EXHIBIT 99.2

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of common stock, par value $0.01 per share, of Compass Minerals International, Inc. (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: October 21, 2022

KM&T Investment Holdings, LLC

By:	/s/ Vance Holtzman
Name:	Vance Holtzman
Title:	Vice President

Koch Minerals & Trading, LLC

By:	/s/ Vance Holtzman
Name:	Vance Holtzman
Title:	Vice President - Investments

Koch Solutions, LLC

By:	/s/ Raffaele G. Fazio
Name:	Raffaele G. Fazio
Title:	Vice President and Secretary

Koch Industries, Inc.

By:	/s/ Raffaele G. Fazio
Name:	Raffaele G. Fazio
Title:	Assistant Secretary